Exhibit 5.1
SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601	January 31, 2017	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611
TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Cree, Inc.
4600 Silicon Drive
Durham, North Carolina 27703

Re:	Cree, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Cree, Inc., a North Carolina corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 6,553,127 shares of common stock of the Company (the “Shares”), with a par value of $0.00125 per share, for issuance under the Company’s 2013 Long-Term Incentive Compensation Plan, as amended (the “Plan”), and the associated rights to purchase Series A Preferred Stock (the “Rights”) issuable pursuant to the Amended and Restated Rights Agreement, amended and restated as of April 24, 2012, between the Company and American Stock Transfer & Trust Company, LLC, as amended (the “Rights Agreement”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have examined the Restated Articles of Incorporation of the Company, the Bylaws of the Company, as amended and restated, the Plan, the minutes of the Board of Directors of the Company relating to the Plan and the authorization and the issuance of the Shares, the Proxy Statements regarding the Plan and amendments thereto, the minutes of the annual shareholders’ meetings evidencing approval of the Plan and amendments thereto, the Rights Agreement and the minutes of the Board of Directors of the Company evidencing approval of the Rights Agreement, and such other documents and matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

Cree, Inc
January 31, 2017

Based upon and subject to the foregoing and the further assumptions, limitations, and qualifications hereinafter expressed, it is our opinion that:

(1) The Shares have been duly authorized, and when issued and delivered against payment therefor in accordance with the Plan as described in the Registration Statement and upon either (a) the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s common stock, or (b) the book entry of the Shares by the transfer agent for the Company’s common stock, will be validly issued, fully paid, and nonassessable.

(2) When issued in accordance with the Rights Agreement, the Rights will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether considered in a proceeding in equity or at law), which may, among other things, deny rights of specific performance.

In rendering the opinion set forth in paragraph 2 above, we (i) express no opinion as to the determination that a court may make regarding whether the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights or the Rights Agreement in the future based on the facts and circumstances existing at the time, (ii) have assumed that the members of the Company’s Board of Directors have acted in a manner consistent with their fiduciary duties as required under applicable law in approving and adopting the Rights Agreement, and (iii) have addressed the Rights and the Rights Agreement in their entirety, and we have not addressed whether the invalidity of any particular provision of the Rights Agreement or the Rights issued thereunder would result in invalidating the Rights in their entirety.

The opinions set forth herein are limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinions expressed herein do not extend to compliance with federal and state securities laws relating to the sale of the Shares or the issuance of the Rights.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendment thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Cree, Inc
January 31, 2017

Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.